Exhibit 10.2

EXECUTION VERSION

STOCKHOLDERS AGREEMENT

Dated as of March 29, 2016

5.06	Entire Agreement	24

5.07	Pronouns and Plurals	25

5.08	Headings	25

5.09	Counterparts	25

5.10	Governing Law	25

5.11	Jurisdiction and Service of Process	25

5.12	Waiver of Jury Trial	26

5.13	Confidentiality	26

5.14	Specific Performance	27

5.15	Subject REIT Shares	27

5.16	Termination	27

STOCKHOLDERS AGREEMENT

THIS STOCKHOLDERS AGREEMENT is made and entered into on this 29th day of March, 2016 (as amended, supplemented or modified from time to time, this “Agreement”) by and among KKR Fund Holdings L.P., an exempted limited partnership formed under the laws of the Cayman Islands (“Fund Holdings”), the Stockholders (as defined below) (together with “Fund Holdings”, each an “Investor”), with respect to all provisions herein other than Article III, KKR Real Estate Finance Trust Inc., a Maryland corporation (“KREF”), and solely for purposes of Section 4.04 and Section 4.05(l), KKR Real Estate Finance Manager LLC, a Delaware limited liability company (“KKR Manager”).

WHEREAS, pursuant to a series of Subscription Agreements, each of the Investors has or agreed to purchase REIT Shares in the amounts set forth therein (each, a “Subscription Amount”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINED TERMS

The following defined terms used in this Agreement shall have the meanings specified below:

“Advisory Board” has the meaning set forth in Section 4.05(a).

“Affiliate” means, when used with respect to a Person, any Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified; provided, however, that notwithstanding the foregoing “Affiliate” shall not include a portfolio company of any Person or such Person’s Affiliates, except in the case of Section 4.04(a).

“Agreement” has the meaning set forth in the preamble.

“B-Piece Ratio” has the meaning set forth in Section 4.05.

“B-Piece Securities” means the subordinate tranche or tranches of a commercial mortgaged-backed securitization.

“Book Value” has the meaning set forth in Section 4.05.

“Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to open.

“Code” has the meaning set forth in Section 2.02(e).

“Confidential Information” means all confidential, proprietary or non-public information of, or concerning the performance, terms, business, operations, activities, personnel, training, finances, actual or potential investments, plans, compensation, clients or investors of KREF, KKR Manager or their respective Subsidiaries; provided that Confidential Information shall not, with respect to a given Stockholder, include information which (v) is in the public domain at the time it is received by such Stockholder, (w) becomes public other than by reason of a disclosure by such Stockholder in breach of this Agreement, (x) was already in the possession of such Stockholder (as demonstrated by such Stockholder’s written records) lawfully and on a non-confidential basis prior to the time it was received by such Stockholder from KREF, KKR Manager or their respective Affiliates, (y) was obtained by such Stockholder from a third party which, to the best of such Stockholder’s knowledge, was not disclosed in breach of an obligation of such third party not to disclose such information, or (z) was developed independently by such Stockholder without using or referring to any of the Confidential Information.  Confidential Information expressly includes, without limitation, the terms of this Agreement and the Subscription Agreement, the fact that Fund Holdings or any of its Affiliates has invested in any investment of KREF and may be evaluating an investment, and the operations, business plan and results of KREF, KKR Manager and their respective Subsidiaries.

“Control”, including the terms “Controlling,” “Controlled by” and “under common Control with”, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Debt/Equity Ratio” means KREF’s total Recourse Indebtedness divided by its stockholders’ total equity.

“Debt Yield” means with respect to any Investment, a fraction, expressed as a percentage, the numerator of which is the net operating income with respect to the underlying property or properties and the denominator of which is the principal amount of the senior mortgage loans on such property or properties, as determined in good faith by the KKR Manager at the time of such Investment.

“Deficiency Amount” has the meaning set forth in Section 4.06 hereto.

“Drag Percentage” has the meaning set forth in Section 3.03(a) hereto.

“Dragged Stockholder” has the meaning set forth in Section 3.03(a) hereto.

“DSCR” means with respect to any Investment, a fraction, expressed as a percentage, the numerator of which is the net operating income with respect to the underlying property or properties and the denominator of which is the annual payments due with respect to all indebtedness on such property or properties, as determined in good faith by the KKR Manager at the time of such Investment.

“Fund Holdings” has the meaning set forth in the preamble.

“Independent Director” means a director who is or would qualify as an “Independent Director” (as determined by the board of directors of KREF) pursuant to the listing standards of the New York Stock Exchange or NASDAQ.

“Investment” has the meaning set forth in Section 4.05(j)(i)(A).

“Investment Advisors Act” has the meaning set forth in Section 4.05(b).

“KKR Manager” has the meaning set forth in the preamble.

“KKR Transferor” has the meaning set forth in Section 3.03 hereto.

“KREF” means KKR Real Estate Finance Trust Inc., a Maryland corporation, and its successors and assigns.

“Liquidity Event” has the meaning set forth in Section 4.01 hereto.

“Loan Portfolio” means all of KREF’s Investments in debt instruments, including Mortgage Loans, Subordinated Loans and B-Piece Securities.

“LTV” means with respect to any Investment, a fraction, expressed as a percentage, the numerator of which is the amount of such Investment and the denominator of which is the fair market value of the property or properties securing such Investment (or the property or properties relating to such Investment, in the case of a mezzanine loan), based on a third party appraisal of such property or properties provided in connection with the closing of such loan.

“Management Agreement” means the Second Amended and Restated Management Agreement, dated as of March 29, 2016, by and between KREF and KKR Manager, as may be amended, supplemented or modified from time to time.

“Mortgage Loan” means any unrealized Investment by KREF in a senior mortgage loan, exclusive of any Subordinated Loan held by KREF that was provided in connection with the same financing as the related senior mortgage loan, including, for the avoidance of doubt, (i) any Subordinated Loan retained by KREF after originating a mortgage loan and (ii) any Subordinated Loan held by KREF that is co-originated with a senior mortgage lender.

“Multifamily Mortgage” means a Mortgage Loan secured by one or more for-rent multifamily properties.

“Non-Voting Units” means the Non-Voting Common Units of the KKR Manager.

“Permitted Transferee” means, with respect to any Person, any Affiliate of such Person.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Preemptive Percentage” has the meaning set forth in Section 2.02 hereto.

“Public Listing” means a listing or trading of the REIT Shares (or any successor security) on the New York Stock Exchange or NASDAQ, whether as a result of a public offering, a distribution of REIT Shares owned by Fund Holdings or its Affiliates, a merger or other business combination or otherwise.

“Recourse Indebtedness” means any indebtedness for borrowed money incurred by KREF that is recourse to assets of KREF, including any pledge by KREF to secure the repayment of indebtedness of KREF or any subsidiary of KREF and any warehouse facility of KREF that is recourse to KREF’s assets but, for the avoidance of doubt, excluding any indebtedness of any subsidiary of KREF which is recourse solely to the assets of such entity.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of March 29, 2016, by and between KREF, Fund Holdings and the other Investors.

“Reimbursement Amount” has the meaning set forth in Section 4.06 hereto.

“REIT Shares” means the shares of Common Stock, $0.01 par value per share, of KREF.

“Repurchase Book Value” means as of the date of any repurchase, the book value per REIT Share as of the end of the most recent quarterly period for which financial statements are available, calculated in accordance with U.S. generally accepted accounting principles and adjusted to give effect to any subsequent cash distribution made to holders of REIT Shares from and after the record date for such distribution (including any updates, corrections or adjustments publicly announced by KREF to any previously announced Repurchase Book Value per REIT Share).

“Repurchase Period” has the meaning set forth in Section 4.02.

“Sale Event” has the meaning set forth in Section 3.03(a) hereto.

“Stockholder” means any entity identified as such on the signature pages hereto and any other holder of REIT Shares who hereafter executes a separate agreement to be bound by the terms hereof as “Stockholder”.  For the avoidance of doubt, the term “Stockholder” shall not include Fund Holdings and any other Affiliates of Fund Holdings that own REIT Shares.

“Subordinated Loan” means any unrealized Investment by KREF in a subordinated mortgage, “B-Note”, mezzanine loan or preferred equity.

“Subscription Agreement” means the series of Subscription Agreements entered into from time to time, whether on, before or after the date hereof by KREF and the Stockholders relating to the REIT Shares and Non-Voting Units.

“Subscription Amount” has the meaning set forth in the preamble.

“Subscription Period” has the meaning set forth in Section 2.02(a) hereto.

“Subsidiary” means, with respect to any Person, (a) any corporation of which more than a majority of the voting power of the voting equity securities is owned, directly or indirectly, by such Person and/or by one or more Subsidiaries of such Person, (b) any partnership of which such Person, or one or more Subsidiaries of such Person, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) any limited liability company of which such Person and/or one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, and (d) any other Person (other than a corporation, partnership, or limited liability company) in which such Person, and/or one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Tagging Stockholder” has the meaning set forth in Section 3.02(a).

“Total Cost” means, with respect to the applicable Investments of KREF, the sum of (x) the aggregate equity invested by KREF in such Investments together with any upfront fees received by KREF in connection with such Investments plus (y) aggregate outstanding indebtedness with respect to such Investments incurred by KREF and, without duplication, vehicles that it controls.

“Transfer” means to offer, sell, assign, hypothecate, pledge or otherwise transfer all or any portion of a Person’s REIT Shares, or any of such Person’s economic rights as a stockholder, whether voluntarily or by operation of law (including by merger, consolidation or otherwise) or at judicial sale or otherwise.  A direct or indirect transfer of the equity interests of a Stockholder shall be deemed to be a Transfer of such Stockholder’s REIT Shares.

“Transferring Stockholder” has the meaning set forth in Section 3.02(a) hereto.

“Voting Preferred Share” means the share of Special Voting Preferred Stock of KREF issued to Fund Holdings.

ARTICLE II
INVESTMENT

2.01                        Investment.  At any Closing (as defined in the Subscription Agreements) under the Subscription Agreements, unless otherwise agreed by a Stockholder, KREF shall not require that such Stockholder purchase a number of REIT Shares in excess of (a) the aggregate number of REIT Shares to be issued to the Stockholders at such Closing pursuant to the Subscription Agreements multiplied by (b) a fraction, the numerator of which is the aggregate unfunded Subscription Amount of such Stockholder and the denominator of which is the sum of the aggregate unfunded Subscription Amounts of all Stockholders (other than any Stockholder that has previously defaulted on any of its obligation to effect purchases of REIT Shares under a Subscription Agreement).  At any such Closing, KREF shall also require that Fund Holdings or its Permitted Transferees purchase a number of REIT Shares equal to the quotient obtained by dividing (x) the product of (A) the aggregate unfunded Subscription Amount of Fund Holdings and (B) a fraction, the numerator of which is the aggregate Subscription Amount of all Stockholders requested to be funded at the Closing and the denominator of which is the aggregate unfunded Subscription Amounts of all Stockholders (other than any Stockholder that has previously defaulted on any of its obligation to effect purchases of REIT Shares under a Subscription Agreement) prior to such Closing and (y) $20.

2.02                        Preemptive Rights.

(a)                                 Except as otherwise provided in this Section 2.02, at any time following the purchase of REIT Shares pursuant to the Subscription Agreements, prior to a Public Listing, if KREF proposes to issue additional equity securities (including securities exercisable for or convertible into equity securities (“KREF Equity Securities”), KREF shall deliver to each Stockholder a written notice of such proposed issuance (the period from the delivery of such notice until the date that is ten (10) Business Days after the delivery of such notice, the “Subscription Period”).  Such notice shall include, to the extent applicable, (i) the number of the KREF Equity Securities to be included in the issuance, (ii) the price (or the maximum and minimum price, if applicable) and terms of the additional KREF Equity Securities to be included in the issuance, and (iii) the proposed issuance date, if known.

(b)                                 Except as otherwise provided in this Section 2.02, each Investor shall have the option, exercisable at any time during the Subscription Period by delivering an irrevocable written notice to KREF prior to the expiration of the Subscription Period, and on the same terms as those of the proposed issuance, to irrevocably subscribe for up to such number of KREF Equity Securities as is equal to the product of (i) the number of any such KREF Equity Securities to be offered and (ii) a fraction the numerator of which is the number of REIT Shares owned by such Investor and the denominator of which is the total number of REIT Shares then outstanding or issuable upon exchange, conversion or exercise of any other securities then outstanding (the “Preemptive Percentage”), in each case, on the same terms and conditions as are to be provided to the proposed purchaser in the issuance in question.  If such Investor does not exercise any portion of such option in accordance with the above requirements, it shall be deemed to have waived all of its rights with respect to such issuance. In the event that any Investor does not elect to purchase its Preemptive Percentage of such KREF Equity Securities pursuant to this Section 2.02(b), KREF shall provide written notice to the other Investors that they may subscribe for additional KREF Equity Securities up to the amount of such declined KREF Equity Securities before the expiration of five (5) Business Days following such written notice; provided, that in lieu of providing such additional written notice, KREF may provide in the original written notice of the proposed issuance that the Investors may indicate (and irrevocably agree to subscribe for) the maximum amount of KREF Equity Securities such Investor would be willing to subscribe for if not all Investors exercise their option pursuant to this Section 2.02(b).  If more than one Investor elects to purchase more than their Preemptive Percentage of KREF Equity Securities, any such declined KREF Equity Securities shall be allocated among them in proportion to their respective relative Preemptive Percentages.

(c)                                  If, prior to the issuance of KREF Equity Securities covered by this Section 2.02, the terms of the proposed issuance change with the result that the price is less than the minimum price or more than the maximum price set forth in the notice contemplated by clause (a) above or the other principal terms are more favorable in any material respect to the prospective purchaser than those set forth in such notice, it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 2.02 separately complied with.

(d)                                 If at the end of the 90th day after the date of the delivery of the notice contemplated by clause (a) above as such period may be extended to obtain any required regulatory approvals, KREF has not completed the issuance, such Stockholder shall be released from its obligations under the written commitment, the notice shall be null and void, and it shall be necessary for a separate notice to be furnished, and the terms and provisions of this Section 2.02 separately complied with, in order to consummate such issuance.

(e)                                  In the event that the participation in the issuance by such Stockholder as a purchaser would require under applicable law (i) the registration or qualification of such KREF Equity Securities or of any Person as a broker or dealer or agent with respect to such KREF Equity Securities where such registration or qualification is not otherwise required for the issuance, (ii) the provision to such Stockholder of any specified information regarding KREF or any of its Subsidiaries or the KREF Equity Securities to be issued that is not otherwise required to be provided for the issuance or (iii) would reasonably be expected to impair the ability of KREF to qualify as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”), such Stockholder shall not have the right to participate in the issuance.

(f)                                   Such Stockholder shall take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each issuance pursuant to this Section 2.02.

(g)                                  Notwithstanding the requirements of this Section 2.02, KREF may proceed with any issuance that would otherwise be subject to this Section 2.02 prior to having complied with the provisions of this Section 2.02; provided that KREF shall:

(i)                                     provide to such Stockholder in connection with such issuance (A) prompt notice of such issuance and (B) the notice described in clause (a) above in which the actual price of the KREF Equity Securities shall be set forth;

(ii)                                  offer to issue (or have Transferred) to such Stockholder such number of KREF Equity Securities as may be requested by such Stockholder (not to exceed the Preemptive Percentage that such Stockholder would have been entitled to pursuant to this Section 2.02 multiplied by the number of KREF Equity Securities included in the issuance and any further issuance pursuant to this clause (g)) on the same economic terms and conditions with respect to such securities as the subscribers in the issuance received; and

(iii)                               keep such offer open for a period of ten (10) Business Days, during which period, such Stockholder may accept such offer by sending an irrevocable written acceptance to KREF, committing to purchase in accordance with the procedures set forth in Section 2.02(b), a number of KREF Equity Securities (not in any event to exceed the Preemptive Percentage that such Stockholder would have been entitled to pursuant to this Section 2.02 otherwise, multiplied by the number of KREF Equity Securities included in such issuance and any further issuance pursuant to this clause (g)).

(h)                                 Subject to compliance with Section 4.04, the provisions of this Section 2.02 shall not apply to any of the following:

(i)                                     any issuance of REIT Shares pursuant to a Subscription Agreement, provided that such Subscription Agreements do not provide for an aggregate investment of more than $300,000,000.00 in common shares of KREF or more than 20% of the Common Units;

(ii)                                  any issuance of KREF Equity Securities to officers, employees, directors, senior advisors or consultants of KREF or its Affiliates or in connection with a Person’s service for the benefit of KREF or its Subsidiaries or to any entities in which any such Persons indirectly invest in KREF Equity Securities;

(iii)                               any issuance of KREF Equity Securities (A) in connection with any direct or indirect merger, business combination or acquisition transaction involving KREF or any of its Subsidiaries, or (B) in connection with any joint venture or strategic partnership, in each case entered into primarily for purposes other than raising capital (as determined in good faith by the board of directors of KREF in its sole discretion);

(iv)                              any issuance of KREF Equity Securities to financial institutions, commercial lenders, brokers, finders or other similar Person, or their respective designees, in connection with the incurrence or guarantee of any indebtedness by KREF or any of its Subsidiaries;

(v)                                 any issuance of any KREF Equity Securities upon the exchange, exercise or conversion of any options, warrants, rights or other securities exchangeable, exercisable for or convertible into KREF Equity Securities; provided that KREF shall have complied with the provisions of this Section 2.02 if applicable in connection with the initial issuance of such options, warrants, rights or other securities exchangeable, exercisable for or convertible into KREF Equity Securities;

(vi)                              any issuance of KREF Equity Securities pursuant to a public offering registered under the Securities Act of 1933, as amended;

(vii)                           any issuance of KREF Equity Securities in connection with any stock split, stock dividend, consent dividend or distribution or recapitalization transaction; or

(viii)                        any issuance of REIT Shares pursuant to Section 4.06.

2.03                        Financial Information.

(a)                                 Prior to a Public Listing and so long as a Stockholder owns any REIT Shares, within 120 calendar days after the end of each fiscal year, KREF shall provide such Stockholder with audited financial statements of KREF for each such completed fiscal year.

(b)                                 Prior to a Public Listing and so long as a Stockholder owns any REIT Shares, within 45 calendar days after the end of each of the first three quarters of each fiscal year, KREF shall provide such Stockholder with unaudited financial statements of KREF for each such completed quarter.

Prior to a Public Listing and subject to applicable law, upon reasonable notice, KREF shall afford a Stockholder’s officers and other authorized representatives reasonable access, during normal business hours, to its employees, properties, contracts, agreements and records, and furnish promptly to such Stockholder information concerning its business, properties and personnel as may reasonably be requested; provided that a Stockholder and its officers and other authorized representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of KREF; provided further that KREF shall not be under any obligation to disclose to such Stockholder or its officers or other authorized representatives any information the disclosure of which is restricted by contract, confidentiality or applicable law or could compromise any applicable privilege (including attorney-client privilege).  All such information shall be governed by the terms of Section 5.13.

2.04                        Stockholder Expenses.  Each Stockholder’s transaction costs (i.e., legal, due diligence, etc.) not to exceed the lesser of (i) $125,000 and (ii) 0.13% of the Stockholder’s Aggregate Investor Commitment (as defined in the Stockholder’s Subscription Agreement) shall be capitalized as part of its investment in KREF (i.e., the amount required to be funded by such Stockholder shall be net of such transaction costs without reduction in the amount of REIT Shares and Non-Voting Units issued to such Stockholder).

2.05                        B-Piece Investment.  KREF or its Subsidiaries shall retain at least a 4.5% horizontal slice on any B-piece investment.

ARTICLE III
TRANSFERS OF REIT SHARES

3.01                        Transfer Restrictions.  Prior to the date on which a Public Listing occurs, other than Transfers pursuant to Section 3.02 or Section 3.03 or Transfers to Permitted Transferees who agree to be bound by this Agreement in a form reasonably satisfactory to Fund Holdings, and subject to the restrictions set forth in Section 3.04, no Transfers of the REIT Shares may be made by a Stockholder unless Fund Holdings consents to such Transfer in writing, such consent not to be unreasonably withheld, conditioned or delayed so long as the proposed transferee agrees to be bound by this Agreement in a form reasonably satisfactory to Fund Holdings and such Transfer would not be reasonably expected to violate (i) the restrictions on ownership and transfer contained in the charter of KREF or (ii) any applicable law.  In addition, it shall be a condition to any Transfer to a Permitted Transferee that the Permitted Transferee give substantially the same representations and warranties given by the transferring Stockholder in the applicable Subscription Agreement, as applicable. In the event that any Stockholder Transfers any REIT Shares to a Permitted Transferee and such Permitted Transferee ceases to be controlled by the Person controlling such Stockholder or a Permitted Transferee thereof, such event shall be deemed to constitute a “Transfer” subject to the restrictions on Transfer contained herein.    Any provision of Section 3.01 that would cause the REIT Shares not to be treated as “transferable” within the meaning of Section 856(a)(2) of the Code shall be unenforceable.

3.02                        Tag-Along Rights.

(a)                                 Prior to a Public Listing, if Fund Holdings and/or a Permitted Transferee thereof, or any Affiliate thereof, intends to sell any REIT Shares held by it (the “Transferring Stockholder”) to a proposed buyer (other than a Permitted Transferee), then such Transferring Stockholder has the obligation, and each Stockholder (each, “Tagging Stockholder”) has the right, to require such buyer to purchase from each Tagging Stockholder, on the same terms that apply to such sale by the Transferring Stockholder, a number of REIT Shares in the aggregate up to the product (rounded up to the nearest whole number) of (i) the aggregate number of REIT Shares held by the Tagging Stockholder and (ii) the percentage of the Transferring Stockholder’s REIT Shares that the Transferring Stockholder is proposing to sell relative to the aggregate number of REIT Shares owned by the Transferring Stockholder and its Affiliates, on the same terms that apply to the REIT Shares being sold by such Transferring Stockholder.  For the avoidance of doubt, a sale of REIT Shares by Fund Holdings or a Permitted Transferee thereof in a public offering or a distribution of REIT Shares by Fund Holdings or its Permitted Transferees shall not be subject to this Section 3.02.

(b)                                 The Transferring Stockholder shall give the Tagging Stockholders notice of any proposed sale of REIT Shares by the Transferring Stockholder for which the provisions of Section 3.02(a) apply promptly after the Transferring Stockholder has entered into an agreement with a third party buyer regarding the sale or transfer of such REIT Shares.  Such notice must specify the number of REIT Shares proposed to be sold, the name of the proposed buyer, the proposed amount and form of consideration and the other material terms and conditions of the transaction, including, if available, a copy of the relevant definitive purchase and sale agreement.  In order to exercise its tag-along rights, no later than fifteen (15) Business Days following receipt of such notice, a Tagging Stockholder must deliver written notice to the Transferring Stockholder indicating the desire of the Tagging Stockholder to exercise its tag-along rights and specifying the number of REIT Shares it desires to sell in the tag-along transaction (up to the limit described in Section 3.02(a)).

(c)                                  If all of the REIT Shares proposed to be sold by the Transferring Stockholder, the Tagging Stockholders and any other Person exercising tag-along rights exceeds the amount the proposed transferee is willing to purchase (which amount shall not be less than that stated in the notice set forth in Section 3.02(b)), then the Transferring Stockholder, the Tagging Stockholders and each such other Person shall reduce, on a pro rata basis based on their respective ownership percentages of the REIT Shares (including for such calculation REIT Shares owned by their respective Affiliates) the number of REIT Shares that each would have otherwise sold so as to permit the Transferring Stockholder, the Tagging Stockholders and each other Person that has exercised tag-along rights to sell the amount of REIT Shares that such proposed transferee is willing to purchase.

(d)                                 A Tagging Stockholder that has elected to exercise its tag-along rights pursuant to this Section 3.02 shall make or provide the same representations, warranties, covenants, agreements, and indemnities with respect to such Tagging Stockholder’s REIT Shares only as the Transferring Stockholder has made or provided in connection with such tag-along transaction.

(e)                                  The fees and expenses of the Transferring Stockholder incurred in connection with a sale subject to this Section 3.02, to the extent not paid or reimbursed by the proposed transferee, shall be shared by the Transferring Stockholder, the Tagging Stockholders and the all other Persons that have elected to exercise their tag-along rights, on a pro rata basis, based on the consideration received by each such Persons.

3.03                        Drag-Along Rights.

(a)                                 If prior to a Public Listing, Fund Holdings, or any Affiliate thereof that owns REIT Shares (the “KKR Transferor”), proposes to sell its REIT Shares to a proposed buyer (other than a Permitted Transferee), in each case in a transaction or series of related transactions as a result of which such buyer would acquire more than 50% of the REIT Shares owned by Fund Holdings and its Affiliates (a “Sale Event”, and the percentage of the REIT Shares being sold by the KKR Transferor, as compared to the REIT Shares the KKR Transferor and its Affiliates holds prior to such sale, is referred to herein as the “Drag Percentage”), then the KKR Transferor may require each Stockholder (the “Dragged Stockholder”) to sell to such buyer up to the Drag Percentage of the REIT Shares owned by the Dragged Stockholder on the same financial terms and conditions to be paid or provided to the KKR Transferor.    For the avoidance of doubt, a sale of REIT Shares by Fund Holdings or a Permitted Transferee thereof in a public offering or a distribution of REIT Shares by Fund Holdings or its Permitted Transferees shall not be subject to this Section 3.03.

(b)                                 In order to exercise the “drag-along rights” provided by Section 3.03(a), the KKR Transferor shall give written notice to the Dragged Stockholders promptly after the KKR Transferor has entered into an agreement regarding the drag-along transaction.  Such notice shall set forth (i) the number of REIT Shares proposed to be purchased by the third party buyer, the Drag Percentage and percentage of the REIT Shares owned by the Dragged Stockholder that is required to be sold, (ii) the name of the proposed buyer(s), (iii) the proposed amount and form of consideration, and (iv) the other material terms and conditions of the offer, including, if available, a copy of the relevant definitive purchase and sale agreement.

(c)                                  The Dragged Stockholder shall (i) make or provide the same representations, warranties, covenants, agreements, and indemnities with respect to such Dragged Stockholder’s REIT Shares only as the KKR Transferor has made or provided in connection with such drag-along transaction (provided that in no event shall the Dragged Stockholder’s indemnification obligations exceed the amount of the purchase price for such Dragged Stockholder’s REIT Shares in the drag-along transaction), and (ii) take all necessary action, including, to the extent applicable, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, entering into an agreement reflecting the terms of the Sale Event, surrendering certificates, cooperating in satisfying any applicable legal requirements and executing any letter of transmittal or other agreements or otherwise as reasonably required by the KKR Transferor or KREF to assist the KKR Transferor in the consummation of such Sale Event.

(d)                                 The fees and expenses of the KKR Transferor and its Affiliates incurred in connection with a Sale Event subject to this Section 3.03 and relating to the Sale Event to the extent not paid or reimbursed by the proposed transferee, shall be shared by the KKR Transferor and each Dragged Stockholder, on a pro rata basis, based on the consideration received by each such Person in respect of its REIT Shares in connection with such Sale Event.

3.04                        Lock-Up Agreements.  Each Stockholder agrees that, in connection with any underwritten public offering in respect of which REIT Shares are being sold, if requested by the managing underwriter(s) of such offering, each Stockholder will enter into customary “lock-up” agreements with the managing underwriter(s) pursuant to which it will agree not to, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of, any REIT Shares or any securities convertible or exchangeable into REIT Shares (subject to customary exceptions), for a period not to exceed one-hundred and eighty (180) days from the effective date of the registration statement pertaining to such public offering; provided that no Stockholder will be required to agree to be bound by “lock-up” obligations that are more restrictive than the “lock-up” obligations imposed on Fund Holdings, its Affiliates or the directors or officers of KREF.  To the extent such managing underwriter(s) agree to waive the lock-up restrictions on a certain number of REIT Shares, such waiver shall apply to the REIT Shares held by all Persons subject to a lock-up agreement on a pro rata basis based on the number of REIT Shares owned by such Person relative to the number of REIT Shares owned by all Persons subject to a lock-up agreement.

3.05                        No Enforcement by KREF.  For the avoidance of doubt, the provisions of Article III are for the benefit of the Investors and KREF shall have no right to enforce any such provisions.

ARTICLE IV
STOCKHOLDER RIGHTS

4.01                        Liquidity Event.  If a Public Listing has not occurred by December 31, 2017, KREF shall call a meeting of the Stockholders to be held within 90 days following December 31, 2017.  At such meeting, the Stockholders shall be asked to consider whether KREF shall be required to effect a Liquidity Event (as defined below).  If the Stockholders holding a majority of the REIT Shares owned by the Stockholders vote to approve a Liquidity Event, KREF shall be required to undertake one of the following actions as promptly as practicable: (a) commence an orderly liquidation of KREF, (b) initiate a process intended to result in a sale of all or substantially all of KREF or its assets or a merger or other business combination that will result in a Public Listing, (c) initiate an initial public offering of the REIT Shares or (d) initiate a Public Listing through a distribution of REIT Shares owned by Fund Holdings or its Affiliates or otherwise (any of the foregoing, a “Liquidity Event”).  The type of Liquidity Event shall be at the sole discretion of KREF.  Notwithstanding the foregoing, KREF shall not be required to call or hold such a meeting if, prior to such time that the meeting would otherwise be required to be called or held, KREF has determined to undertake a Liquidity Event.  The provisions of this Section 4.01 shall terminate upon the occurrence of a Public Listing.

4.02                        Repurchase Program.  In connection with a Public Listing, KREF will adopt a program to repurchase in the open market up to $100 million in REIT Shares during the period commencing four (4) full calendar weeks after the closing of the initial Public Listing and ending 12 months thereafter (the “Repurchase Period”).  Of this amount, a total of $50 million in REIT Shares will be required to be repurchased during such times when the market price per REIT

Share is below the Repurchase Book Value, with the remaining $50 million available for repurchases of REIT Shares at any time during the Repurchase Period in each case based upon guidelines adopted by the board of directors of KREF.  Repurchase may be made by KREF under the program either through direct transactions during open window periods or pursuant to a 10b5-1 plan with a registered broker-dealer or a combination thereof and otherwise will be subject to compliance with all applicable laws, including Rules 10b-5 and 10b-18 under the Securities Exchange Act of 1934, as amended, and Regulation M under the Securities Act of 1933, as amended.  Notwithstanding the foregoing, repurchases shall not be required to be made during a blackout period of one week prior or subsequent to any quarterly distribution of REIT taxable income or such other time period as determined by the Board so as to satisfy the requirements for REIT status in connection with any quarterly distribution of REIT taxable income.

4.03                        Nomination Rights; Agreement to Vote.

(a)                                 Each of the Investors hereby acknowledges and agrees that prior to a Public Listing, Fund Holdings shall have the right to nominate all of the directors of the board of directors of KREF and be entitled to vote at least a majority of the votes eligible to vote on the election of directors and, following a Public Listing, so long as Fund Holdings and its Affiliates own at least 25% of the outstanding REIT Shares, Fund Holdings shall have the right to nominate at least half of the directors to the board of directors of KREF and be entitled to vote at least a majority of the votes eligible to vote on the election of directors.  In connection therewith, prior to a Public Listing, at any meeting of the stockholders of KREF, however called, including any adjournment or postponement thereof, or in connection with any consent of the stockholders, in each case in which directors are elected to the board of directors of KREF, such Investor shall to the fullest extent that REIT Shares beneficially owned by such Investor are entitled to vote thereon or consent thereto:

(i)                                     appear at each such meeting or otherwise cause the REIT Shares beneficially owned by such Investor to be counted as present thereat for purposes of establishing a quorum; and

(ii)                                  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a consent covering, all of the REIT Shares beneficially owned by such Investor (to the extent such REIT Shares are entitled to vote) in favor of the board nominees nominated by Fund Holdings or its Affiliates.

(b)                                 In addition, prior to a Public Listing and following (or in connection with) the determination to undertake a Liquidity Event pursuant to Section 4.01, if the Liquidity Event that KREF has determined to undertake requires stockholder approval under applicable law, each of the Investors hereby agrees that at any meeting of the stockholders of KREF, however called, including any adjournment or postponement thereof, or in connection with any consent of the stockholders, in each case in which the Liquidity Event is considered, such Investor shall to the fullest extent that REIT Shares beneficially owned by such Investor are entitled to vote thereon or consent thereto:

(i)                                     appear at each such meeting or otherwise cause the REIT Shares beneficially owned by such Investor to be counted as present thereat for purposes of establishing a quorum; and

(ii)                                  vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a consent covering, all of the REIT Shares beneficially owned by such Investor (to the extent such REIT Shares are entitled to vote) in favor of such Liquidity Event.

(c)                                  EACH STOCKHOLDER HEREBY APPOINTS KREF AND ANY DESIGNEE OF KREF, AND EACH OF THEM INDIVIDUALLY, AS SUCH STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, TO VOTE OR ACT BY CONSENT WITH RESPECT TO THE REIT SHARES OWNED BY SUCH STOCKHOLDER IN ACCORDANCE WITH SECTION 4.03(A) AND SECTION 4.03(B),  PROVIDED THAT NOTWITHSTANDING THE GRANT OF THIS IRREVOCABLE PROXY, EACH STOCKHOLDER MAY VOTE ITS REIT SHARES IN ACCORDANCE WITH SECTION 4.03(A) AND SECTION 4.03(B) BY PROXY OR OTHERWISE.  THIS PROXY IS GIVEN TO SECURE THE PERFORMANCE OF THE DUTIES OF EACH STOCKHOLDER UNDER THIS AGREEMENT.  EACH STOCKHOLDER SHALL, FROM TIME TO TIME, EXECUTE AND DELIVER, OR CAUSE TO BE EXECUTED AND DELIVERED, SUCH ADDITIONAL OR FURTHER CONSENTS, DOCUMENTS AND OTHER INSTRUMENTS AS KREF MAY REASONABLY REQUEST FOR THE PURPOSE OF EFFECTIVELY CARRYING OUT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PROXY AND POWER OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 4.03(C) BY EACH STOCKHOLDER SHALL BE IRREVOCABLE, SHALL BE DEEMED TO BE COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY, SHALL BE VALID UNTIL THE EARLIER OF (I) A PUBLIC LISTING AND (II) DISSOLUTION OF KREF, AND SHALL REVOKE ANY AND ALL PRIOR PROXIES GRANTED BY SUCH STOCKHOLDER.  THE POWER OF ATTORNEY GRANTED BY EACH STOCKHOLDER HEREIN IS A DURABLE POWER OF ATTORNEY AND SHALL SURVIVE THE DISSOLUTION, BANKRUPTCY, DEATH OR INCAPACITY OF SUCH STOCKHOLDER.

4.04                        Certain Consent Rights.  Notwithstanding anything to the contrary in Section 4.03, prior to the occurrence of a Public Listing, the following actions shall not be taken by KREF or the KKR Manager without (i) the unanimous consent of the Advisory Board and (ii) the approval or consent of a majority of the Independent Directors serving on the Board, or if there are no such Independent Directors, the consent of the holders of a majority of REIT Shares owned by the Stockholders:

(a)                                 enter into or amend any direct or indirect transactions between KREF and/or the KKR Manager, on the one hand, and Fund Holdings or any of its Affiliates (other than KREF and/or KKR Manager or any of their Subsidiaries), on the other hand, other than (A) any transaction that is on an arm’s-length basis, (B) any transaction pursuant to any arrangement or agreement in effect on the date of this Agreement and which has been disclosed in writing to the

Stockholders (including the Management Agreement, Registration Rights Agreement and the terms of the Voting Preferred Share), (C) the entry into any customary indemnification agreements or similar arrangements with the directors and officers of KREF, and (D) any capital markets services provided by any Affiliate of Fund Holdings in the ordinary course of business that is on an arm’s-length basis;

(b)                                 amend or modify the Management Agreement in a manner that is materially adverse to KREF (including, without limitation, any adverse changes to the management fee, incentive fee and expense reimbursement provisions therein);

(c)                                  terminate the Management Agreement, including, without limitation, by making any election not to renew the Management Agreement or by KKR Manager making any election to assign the Management Agreement if such assignment would result in a termination of the Management Agreement;

(d)                                 amend or modify the terms of the REIT Shares owned by the Stockholders as set forth in the charter of KREF in a manner that would materially and adversely affect any right, preference, privilege or voting power of the REIT Shares owned by the Stockholders in a manner that would not similarly affect the rights, preferences, privileges or voting powers of the REIT Shares owned by Fund Holdings and its Affiliates;

(e)                                  amend the organizational documents of KREF or the KKR Manager or this Agreement in a manner that would have a material and adverse economic effect on the Stockholders without having a similar economic effect on Fund Holdings or its Affiliates;

(f)                                   commence any voluntary bankruptcy, liquidation or dissolution of the KKR Manager or KREF other than the undertaking of a Liquidity Event in accordance with Section 4.01 (it being understood that any merger, business combination or similar transaction shall not constitute a liquidation or dissolution);

(g)                                  engage any auditor other than one of the “Big Four” accounting firms; and

(h)                                 reserve or make available for issuance under any management incentive programs of KREF or any of its subsidiaries a number of REIT Shares in excess of 7.5% of the fully diluted REIT Shares immediately following the Public Listing (assuming the full exercise of any underwriter overallotment) either directly or through the issuance of securities exchangeable for REIT Shares.

The consent rights set forth herein will cease with respect to KREF and the KKR Manager at any time at which the Stockholders do not own any KREF Shares or Non-Voting Units, as applicable.

4.05                        Advisory Board.

(a)                                 KREF will form an advisory board (the “Advisory Board”) consisting of a number of the Stockholders or their representatives or designees.  Any Stockholder with an Aggregate Investor Commitment (as defined in the Subscription Agreement) of $75,000,000 (or such lower amount as determined by KREF in its sole discretion) will be entitled to be represented on the Advisory Board, which right shall not be transferable in the event such Stockholder Transfers its REIT Shares except to a Permitted Transferee.  No member of the Advisory Board shall be Fund Holdings or its Affiliate, an employee of KKR or representative or designee of any of the foregoing.  The Advisory Board shall be dissolved and this Section 4.05 (other than Section 4.05(g)) shall terminate without any further action, approval or vote of any Stockholder upon a Public Listing.

(b)                                 The Advisory Board will (i) review any potential conflicts of interest in any transaction of the type described in Section 3 of the Management Agreement that are presented to the Advisory Board by KREF in its sole discretion or as otherwise specified in this Agreement, (ii) review any matter for which consent of KREF is required under the United States Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), including pursuant to Sections 205(a) and 206(3) thereof, if applicable, that are presented to the Advisory Board by KREF in KREF’s sole discretion, (iii) review any determination of KREF to dismiss and/or replace the independent public accounting firm that audits the annual financial statements of KREF, (iv) review any material adverse changes to the “Investment Guidelines” attached as Exhibit A to the Management Agreement, (v) review any matter for which unanimous consent of the Advisory Board is required under Section 4.04 or Section 4.05(j), (vi) advise KREF on other matters presented to the Advisory Board by KREF in KREF’s sole discretion or as otherwise specified in this Agreement, (vii) be required to approve any acquisition of any operating business, loan servicing business or other similar business with a total cost in excess of the greater of (x) $100 million or more and (y) 10% of Book Value; provided, that, for the avoidance of doubt, except as otherwise provided in this Agreement, no approval shall be required for the acquisition by KREF of any loan portfolio or any other acquisitions made in the ordinary course of business; and (viii) be required to approve all common equity capital raises by KREF (other than pursuant to the Subscription Agreements) unless (A) the value per share of each such capital raise is greater than the greater of $20.00 per share and 1.0x the then-current book value of KREF’s equity (not accounting for any customary underwriting and related transaction costs), and (B) KREF has prepared in good faith the documentation to be executed in connection with each such capital raise; provided however that, KREF shall be permitted to raise common equity capital with a value per share of less than $20.00 or less than 1.0x the then-current book value of KREF’s equity (not accounting for any customary underwriting and related transaction costs) without the consent of the Advisory Board as long as KREF has considered in good faith other potential funding options and use of KREF’s available reserves and has taken into consideration the best interests of the Investors; provided, that (x) KREF shall give each Investor prior written notice of the election to pursue such capital raise, (y) KREF satisfies the requirements of subclause (B) of this clause (viii) in connection with such capital raise, and (z) any such common equity capital raise, when combined with all other such common equity capital raises, shall not exceed $200 million, in the aggregate.

(c)                                  KREF will present to and consult with the Advisory Board regarding all matters giving rise to a material conflict of interest between KREF, on the one hand, and KKR and its Affiliates, on the other hand, and such other matters which, in KREF’s sole discretion, give rise to a conflict of interest, and if (x) the Advisory Board approves the matter despite such conflict of interest after KREF has disclosed all material facts relating to such conflict of interest or (y) KREF acts in a manner, or pursuant to standards or procedures, approved by the Advisory

Board with respect to such conflict of interest, then none of KREF, Fund Holdings or any of Fund Holdings’ Affiliates shall have any liability to the Stockholders by reason of such conflict of interest for actions in respect of such matter taken in good faith by it, including actions in the pursuit of its own interests.  The decision of the Advisory Board with respect to conflicts of interest will be binding on KREF and the Investors for all purposes hereunder unless otherwise consented to by the holders of a majority of REIT Shares owned by the Stockholders, and all Stockholders will provide on request a written consent or ratification of such decision or consent.  If the Advisory Board approves any matter for which consent of KREF is required under the Investment Advisers Act, then KREF may provide such consent.  If the Advisory Board approves any potential incurrence of indebtedness for borrowed money by KREF or any other action by KREF, then KREF may then incur such indebtedness or take such action.  If the Advisory Board approves any material adverse changes to the “Investment Guidelines” attached as Exhibit A to the Management Agreement, then KREF may take any actions to amend such Investment Guidelines accordingly.  The decision of whether a matter is submitted to a vote of the Advisory Board shall be made by KREF in its sole discretion.  The foregoing shall not confer on the Advisory Board any authority or responsibility to participate in the management or control of the business of KREF, including to review any investment decisions made by KREF, which shall be the sole responsibility of KREF and/or KKR Manager.

(d)                                 The Advisory Board shall meet as often as KREF determines to be reasonably necessary but no less often than semi-annually and such meetings may be held in person or telephonically at KREF’s sole discretion.  Following the completion of each quarter, KREF shall provide the Advisory Board with a report describing any transactions between KREF and/or the KKR Manager, on the one hand, and Fund Holdings or any of its Affiliates (other than KREF and/or the KKR Manager or any of their respective Subsidiaries), on the other hand, effected during the immediately preceding quarter other than (A) any transaction pursuant to any arrangement or agreement in effect on the date of this Agreement and which has been disclosed in writing to the Stockholders (including the Management Agreement, Registration Rights Agreement and the terms of the Voting Preferred Share), (B) any transactions consisting of contributions to or distributions from KREF and/or KKR Manager, (C) any transactions entered into in the ordinary course of business that are on arm’s-length terms, (D) transactions between such parties with values that would not be expected to exceed $100,000 in aggregate per year, (E) the entry into any customary indemnification agreements or similar arrangements with the directors and officers of KREF, and (F) any capital markets services provided by any Affiliate of Fund Holdings in the ordinary course of business that is on an arm’s-length basis; provided that, notwithstanding clause (F), such reporting shall include a description of any capital markets services provided by any Affiliate of Fund Holdings during such period.   At regularly scheduled meetings KREF shall provide a general update to the Advisory Board regarding (i) the overall KREF investment portfolio, (ii) any new investments made by KREF since the previous Advisory Board meeting, and (iii) any material developments relating to KREF’s business.  Members of the Advisory Board may participate in a meeting of the Advisory Board by conference telephone or video conferencing by means of which all persons participating in the meeting can hear and be heard.  Any member of the Advisory Board who is unable to attend a meeting of the Advisory Board may (i) grant in writing to another member of the Advisory Board or any other Person (including representatives of KREF) such member’s proxy to vote on any matter upon which action is taken at such meeting and (ii) designate in writing to KREF an alternate to observe, but not vote on, any matter acted upon at such meeting

(unless such alternate is also granted a proxy pursuant to the preceding clause (i)).  The Advisory Board shall act by a majority of its members, which action may be taken by written consent in lieu of a meeting.  Meetings of the Advisory Board may be called by KREF using reasonable judgment and discretion by providing at least five (5) Business Days’ notice to all members of the Advisory Board.

(e)                                  No fees will be paid by KREF to members of the Advisory Board, but the members and observers of the Advisory Board will be reimbursed by KREF for all reasonable out-of-pocket expenses incurred in attending meetings of the Advisory Board.  The Advisory Board may consult with legal counsel and other advisors selected by it and the fees and expenses of such counsel and advisors selected by a majority of the members of the Advisory Board will be fees and expenses of KREF.

(f)                                   Any member of the Advisory Board may resign upon delivery of written notice from such member to KREF, and shall be deemed removed if (i) the Stockholder that the member represents requests such removal in writing to KREF or does not deliver to KREF the Purchase Price (as defined in the Subscription Agreement) set forth in the Closing Notice (as defined in the Subscription Agreement) in accordance with Section 2.03(a)(i) of the Subscription Agreement or (ii) KREF requests such removal in writing to the Stockholder that the member represents.  Any vacancy in the Advisory Board with respect to a Stockholder entitled to be represented on the Advisory Board, whether created by such a resignation or removal or by the death of a member, shall promptly be filled as provided in Section 4.05(a).

(g)                                  To the fullest extent permitted by law, no member of the Advisory Board, and no Stockholder appointing any such member, shall (i) owe any fiduciary duty to KREF, any Investor or the Stockholders as a group in connection with the activities of the Advisory Board, or (ii) be obligated to act in the interests of KREF, any Investor or the Stockholders as a group.  To the fullest extent permitted by law, no member of the Advisory Board, and no Stockholder appointing any such member, shall be liable to any Investor or KREF for any reason, including for any mistake in judgment, any action or inaction taken or omitted to be taken, or for any loss due to any mistake, action or inaction.  No Stockholder who is a member of the Advisory Board shall be deemed to be an Affiliate of KREF solely by reason of such membership.  In the absence of bad faith, fraud or willful misconduct on the part of members of the Advisory Board, KREF shall, to the fullest extent permitted by law, indemnify and hold harmless each such member of the Advisory Board (and their respective heirs and legal and personal representatives), including the Stockholder represented by such member, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative (each, an “Action”) (including any Action by or in the right of KREF or any of the Stockholders), by reason of any actions or omissions or alleged acts or omissions arising out of such Person’s activities in connection with serving on the Advisory Board against Damages (as defined in the Subscription Agreement) incurred by such Person in connection with such Actions; provided that any Person entitled to indemnification from KREF hereunder shall obtain the written consent of KREF (which consent shall not be unreasonably withheld) prior to entering into any compromise or settlement that would result in an obligation of KREF to indemnify such Person.

(h)                                 Representatives of KREF will be entitled to attend and serve as chairman of meetings of the Advisory Board, but shall not be entitled to vote on any matters being discussed at such meetings.

(i)                                     KREF may in its sole discretion allow one or more Stockholders to appoint a non-voting observer to the Advisory Board to attend all or specific meetings of the Advisory Board and to receive all or specific information and materials provided to the members of the Advisory Board.

(j)                                    Prior to the occurrence of a Public Listing, the following actions shall not be taken by KREF without the unanimous prior approval of the Advisory Board:

(i)                                     Investment Limitations:

(A)                               any investment (each, an “Investment”) in B-Piece Securities which immediately following such Investment would cause the book value of KREF’s B-Piece Securities calculated at cost to exceed 20% of KREF’s total book value calculated at cost plus any uncalled capital commitments to KREF (“Book Value”, and such ratio, the “B-Piece Ratio”); provided, that KREF may cause its B-Piece Ratio to equal a maximum of 25% at any time if KREF believes in good faith that it can be reduced within sixty (60) calendar days to 20% or less;

(B)                               any Investment in B-Piece Securities which immediately following such Investment does not satisfy the following credit parameters: (i) a weighted average Debt Yield of at least 9% for non-hotel collateral, (ii) a maximum 23% hotel exposure per B-piece pool with 11% minimum weighted average Debt Yield on the hotel collateral, (iii) a minimum weighted average DSCR of 1.50x per B-piece pool, (iv) a maximum weighted average LTV of 69.0% per B-piece pool, (v) all B-Piece pools to have at least a 9.5% current yield, (vi) a minimum 10% target underwritten loss-adjusted IRR (pre-sale of any horizontal slices of any B-pieces) of any B-Piece investment assuming at least 3.5% loss assumption, and (vii) there shall be no floating rate B-piece investments;

(C)                               any Investment which immediately following such Investment would cause the Book Value of KREF’s Mortgage Loans (as herein defined) to be less than 40% of the Book Value of KREF’s Investments in its debt portfolio on an unlevered basis;

(D)                               any Investment in a loan with a Total Cost (as herein defined) of more than the lesser of (i) $165 million and (ii) 7.5% of KREF’s Book Value plus any applicable leverage for such loan; provided, that if Townsend has not responded to a written request for approval of the applicable Investment within five (5) business days after receipt by Townsend of a formal and complete loan origination/acquisition/participation package for such Investment, then Townsend shall be deemed to have approved such Investment;

(E)                                any Investment which immediately following such Investment would cause the Book Value of KREF’s Investments secured by collateral primarily consisting of land and/or a ground-up development to be more than 20% of the aggregate Book Value of KREF’s Loan Portfolio (as herein defined) or more than 20% of the Total Cost of KREF’s Loan Portfolio; or

(F)                                 any Investment which immediately following such Investment would cause the Book Value of KREF’s Investments secured by collateral located outside of the United States to be more than 10% of the aggregate Book Value of KREF’s Loan Portfolio or more than 10% of the Total Cost of KREF’s Loan Portfolio.

(ii)                                  Leverage and Related Limitations:

(A)                               any Investment and/or incurrence of any indebtedness for borrowed money (other than any indebtedness that is required to be repaid within 120 days of such incurrence) which immediately following such Investment and/or borrowing would cause KREF to have a Debt/Equity Ratio (as herein defined) in excess of 1.85x;

(B)                               incurrence of indebtedness for borrowed money except with respect to Investments in Mortgage Loans; provided, that with respect to indebtedness for borrowed money used to invest in Mortgage Loans, the amount of any outstanding Recourse Indebtedness with respect to Mortgage Loans (other than any indebtedness that is required to be repaid within 120 days of such incurrence) shall not exceed, at the time of the borrowing, in the aggregate, 75% of the Total Cost of such Mortgage Loans; provided, that in addition to the foregoing, KREF shall be permitted to pledge any

Investment in Subordinated Loans or B-Piece Securities as collateral (each, a “Subordinated Pledge”), as long as (A) KREF has first considered in good faith other options and determined that such an action is in the best interest of KREF and KREF’s stockholders, in light of KREF’s liquidity position, and (B) after giving effect to such pledge, no more than 15% of the aggregate Book Value of KREF’s assets that have not been pledged by KREF as collateral, excluding any cash, cash equivalents or Investments in senior mortgage loans or investment grade securities (measured at the time of the initial Subordinated Pledge provided following the date of this Agreement) would then be pledged as collateral, without the unanimous approval of the Advisory Board (it being understood that the foregoing shall not otherwise restrict KREF from pledging any Investments in senior mortgage loans or investment grade securities, each of which shall not be deemed to be a Subordinated Pledge); provided, further, that, for purposes of the limitations set forth in this Section 4.05(j)(ii)(B), the term “Mortgage Loan” shall exclude any Subordinated Loan held by KREF, which was provided in connection with the same financing as the related senior mortgage loan to the extent KREF no longer owns such senior mortgage loan;

(C)                               Make any Investment which would result in the weighted average of the LTV of the Loan Portfolio to exceed, at the time of the Investment, 75%;

(D)                               any investment in a Mortgage Loan (other than a Multifamily Mortgage) which, at the time of the Investment, shall have an LTV in excess of 80%;

(E)                                any investment in a Multifamily Mortgage which, at the time of the Investment, shall have an LTV in excess of 83%;

(F)                                 any investment in a Subordinated Loan which, at the time of the Investment, shall have an LTV in excess of 85%;

(G)                               any investment in any preferred equity Investment which, at the time of the Investment, shall have an LTV in excess of 85%;

(H)                              any investment in any fixed rate mortgage loans with a duration of more than two years.

KREF agrees that in connection with an initial Public Listing, it shall adopt the leverage limitations set forth in this Section 4.05(j)(ii) as a policy of KREF and any waiver of such policy shall require the approval of the Board.

(k)                                 For the avoidance of doubt, the provisions set forth in this Section 4.05 (and the definitions related thereto) shall be subject to the KKR Manager’s good faith interpretation and calculated to exclude any guarantees of indebtedness or indemnities relating to non-recourse carve-outs customarily provided in real estate financings including “bad boy guarantees”.

(l)                                     Notwithstanding anything to the contrary in the Management Agreement, prior to the occurrence of a Public Listing, until the time at which at least 95% of the aggregate Subscription Amounts of the Investors have been (i) called by KREF and (ii) either (x) disbursed for Investments in the Loan Portfolio (other than B-Piece Securities not intended in good faith to be a permanent part of the Loan Portfolio and investment grade securities held as temporary investments) or for KREF’s fees and expenses, or (y) committed by KREF to, or reserved by KREF in good faith for, Investments in the Loan Portfolio (other than B-Piece Securities not intended in good faith to be a permanent part of the Loan Portfolio and investment grade securities held as temporary investments) or for KREF’s fees and expenses, KKR Manager will not modify the allocation methodology as described in the Memorandum — Appendix A - Allocation of Investment Opportunities — in a manner that has a disproportionately adverse effect on KREF relative to Other KKR Investment Vehicles without the consent of the Advisory Board, in its sole discretion, it being understood that the foregoing excludes allocation of investment opportunities in B-Piece Securities by KKR Manager and any of its Affiliates.

The consent rights set forth in Sections 4.05(j) and (l) will cease with respect to KREF and the KKR Manager at any time at which the Stockholders do not own any KREF Shares or Non-Voting Units, as applicable.

4.06                        True-Up.  If the Deficiency Amount is greater than $0, KREF shall reimburse to each Investor signing a Subscription Agreement on or prior to the date hereof (other than Fund Holdings) no later than the earlier to occur of June 30, 2016 and the date on which the applicable Investor has funded at least 67% of its Aggregate Investor Commitment (as defined in the Stockholder’s Subscription Agreement), an amount equal to the product of (i) the Per Share Deficiency Amount multiplied by (ii) such Investor’s Subscribed REIT Shares (as defined in the Stockholder’s Subscription Agreement) (such amount, the “Reimbursement Amount”).  The Reimbursement Amount is to be settled in REIT Shares, the number of which shall be equal to the quotient (rounded to the nearest whole number) of (x) the Reimbursement Amount, divided by (y) the quotient obtained by dividing (I) the lesser of (A) GAAP book value of KREF as of March 31, 2016, adjusted to take into account any dividend with respect to the quarter ended March 31, 2016, and (B) the Adjusted Book Value as of March 31, 2016 by (II) the number of REIT Shares outstanding as of March 31, 2016.   For the avoidance of doubt, there shall be no issuance of Non-Voting Units to Investors in connection with any issuance of REIT Shares pursuant to this Section, and such Non-Voting Units shall be excluded from this valuation and reimbursement of REIT Shares.  An illustrative example of the calculation contemplated by this Section is attached hereto as Annex A (it being acknowledged and agreed that the numbers contained therein are solely for illustrative purposes and actual numbers may vary).

For purposes of this Section 4.06:

“Adjusted Book Value as of March 31, 2016” means the GAAP book value of KREF as of March 31, 2016, adjusted to take into account (a) any dividend with respect to the quarter ended March 31, 2016 and (b) the fair value of the Loan Portfolio as of March 31, 2016, with such fair value with respect to such Loan Portfolio (other than B-Pieces) determined by Lincoln Partners Advisors LLC and such fair value with respect to B-Pieces determined by MountainView (in each case using the midpoint of the range of fair value determined by Lincoln Partners Advisors LLC and Mountainview) .

“Deficiency Amount” means the amount, if any, by which (i) the product of (a) $20.00 and (b) the number of REIT Shares outstanding as of March 31, 2016 exceeds (ii) the lesser of (x) GAAP book value of KREF as of March 31, 2016, adjusted to take into account any dividend with respect to the quarter ended March 31, 2016 and (y) Adjusted Book Value as of March 31, 2016.

“Per Share Deficiency Amount” means the quotient obtained by dividing (i) the product of (A) the Deficiency Amount and (B) $190,500,000 divided by $590,500,000 by (ii) 9,505,000.

ARTICLE V
GENERAL PROVISIONS

5.01                        Notices.

(a)                                 All communications required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, by fax, by email (without notice of failure) or upon deposit in the United States mail, registered, first-class postage prepaid return receipt requested, or via overnight courier as follows: (a) if to KREF, to KKR Real Estate Finance Trust Inc., 9 West 57th Street, Suite 4200, New York, NY 10019 or to KREF’s facsimile number or e-mail address set forth on the books and records of KREF, or to such other address (including such other e-mail address) as KREF may from time to time specify by written notice to the Stockholders, with a copy to Simpson Thacher & Bartlett LLP (Attn: Chris May, 600 Travis Street, Suite 5400, Houston, TX 77002); (b) if to Fund Holdings, to KKR Fund Holdings L.P., 9 West 57th Street, Suite 4200, New York, NY 10019 or to such other address (including such other facsimile number or e-mail address) as Fund Holdings may from time to time specify by written notice to KREF, with a copy to Simpson Thacher & Bartlett LLP (Attn: Chris May, 600 Travis Street, Suite 5400, Houston, TX 77002); and (c) if to a Stockholder, to such Stockholder at the address, facsimile number or e-mail address of the primary contact set forth on the Stockholder Contact Form (as defined in the Subscription Agreement) delivered to KREF, or to such other address (including such other e-mail address) as such Stockholder may from time to time specify by written notice to KREF.  Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by fax, be deemed received following confirmation if such day is a Business Day and, if not, on the immediately following Business Day; shall, if delivered by the email, be deemed received if no notice of failure was received; shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or three (3) Business Days after the date of deposit in the United States mail; and if delivered by overnight courier, be deemed received the first Business Day after being sent.

(b)                                 Notwithstanding the foregoing, KREF may provide any notice, report, request, demand, consent, waiver, or other communication to an Investor by posting such communication on the password-protected website of KREF and sending an e-mail to such Investor notifying it of such posting, unless such Investor has notified KREF in its Subscription Agreement that it declines to receive such communications via such website, which notice represents as to the legal or established policy prohibitions which preclude receipt by such Investor of such information by electronic mail or web-based reporting.  Any such communication that is posted on KREF’s website in accordance with this Section 5.01(b) shall be deemed received on the date the e-mail is sent to the Investor notifying it that a notice, report, request, demand, consent, waiver, or other communication has been posted.

5.02                        Survival of Rights.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their permitted respective legal representatives, successors, transferees and assigns.

5.03                        Additional Documents.  Each party hereto agrees to perform all further acts and execute, swear to, acknowledge and deliver all further documents that may be reasonable, necessary, appropriate or desirable to carry out the provisions of this Agreement.

5.04                        Modification and Amendment; Waiver.  This Agreement may not be amended except by a writing executed by each of (i) KREF, (ii) Fund Holdings and (iii) holders of a majority of the REIT Shares owned by the Stockholders.  Any waiver of, or consent pursuant to, any provision of this Agreement must be in writing and is effective only to the extent specifically set forth therein.  No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or any other right hereunder.

5.05                        Severability.  If any provision of this Agreement shall be declared illegal, invalid or unenforceable in any jurisdiction, then such provision shall be deemed to be severable from this Agreement (to the extent permitted by law) and in any event such illegality, invalidity or unenforceability shall not affect the remainder hereof.  To the extent permitted under applicable law, the severed provision shall be interpreted or modified so as to be enforceable to the maximum extent permitted by law.

5.06                        Entire Agreement.  This Agreement and the Subscription Agreement constitute the entire agreement of the parties hereto and supersede all prior written agreements and prior and contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof and thereof.  Notwithstanding the foregoing, the parties hereto agree that KREF or KKR Manager may, without any further action, approval or vote of any Investor, enter into a side letter or similar agreement with an Investor that has the effect of, with respect to such Investor, establishing rights under, altering or supplementing the terms of this Agreement, KREF’s or KKR Manager’s organizational documents or any Subscription Agreement in a manner more favorable to such Investor than those applicable to other Investors.  The parties hereto agree that any rights established, or any terms of this Agreement, KREF’s or KKR

Manager’s organizational documents and any Subscription Agreement altered or supplemented, in a side letter or similar agreement with an Investor shall govern solely with respect to such Investor (but not any of such Investor’s assignees or transferees unless so specified in such side letter) notwithstanding any other provision of this Agreement, KREF’s or KKR Manager’s organizational documents or any Subscription Agreement.  KREF or KKR Manager, as applicable, shall use commercially reasonable efforts to make such side letters or similar agreements entered into by KREF or KKR Manager, respectively, available to any Investor upon written request, subject to confidentiality restrictions in respect thereof and applicable law.

5.07                        Pronouns and Plurals.  When the context in which words are used in the Agreement indicates that such is the intent, words in the singular number shall include the plural and the masculine gender shall include the neuter or female gender as the context may require.

5.08                        Headings.  The Article headings or sections in this Agreement are for convenience only and shall not be used in construing the scope of this Agreement or any particular Article.

5.09                        Counterparts.  This Agreement may be executed by hand or by power of attorney in several counterparts (including by facsimile, .pdf or other electronic transmission of the actual signature), each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.  As to any Stockholder, this Agreement shall become effective upon the execution of this Agreement by such Stockholder and KREF.

5.10                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

5.11                        Jurisdiction and Service of Process.  Each of the parties (a) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement (including any claims, suits or actions under or to interpret, apply or enforce the provisions of this Agreement, including the validity, scope or enforceability of this Section 5.11, regardless of whether such disputes (i) are sound in contract, tort, fraud or otherwise, (ii) are based on common law, statutory, equitable, legal or other grounds, or (iii) are derivative or direct claims), shall be exclusively brought in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York; (b) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (c) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (i) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (ii) such claim, suit, action or proceeding is brought in an inconvenient forum, or (iii) the venue of such claim, suit, action or proceeding is improper; (d) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (e) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided that nothing in clause (e) hereof shall affect or limit any right to serve process in any other manner permitted by law; and (f) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

5.12                        Waiver of Jury Trial.  EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF EITHER PARTY TO THIS AGREEMENT IN NEGOTIATION, EXECUTION AND DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

5.13                        Confidentiality.

(a)                                 Each of the Stockholders shall use all Confidential Information solely to exercise and perform its rights and obligations under this Agreement, the Subscription Agreement, the Registration Rights Agreement, the Amendment and Restated Limited Liability Company Agreement of KKR Manager, dated as of March 29, 2016 and any side letter entered into by the Stockholder with KREF or KKR Manager, and to monitor its investment in REIT Shares and KKR Manager.  Such Stockholder shall not use any of the Confidential Information, including, but not limited to, information about investment or trading decisions, for such Stockholder’s personal benefit or reveal to any other person any information regarding securities or other transactions by the Fund Holdings or any of its Affiliates or the consideration by Fund Holdings or any of its Affiliates of any transaction or investment idea that such Stockholder may learn in the course of such exercise and performance of its rights and obligations.  Until the third (3rd) anniversary of the date that a Stockholder or its Permitted Transferees no longer own any REIT Shares, such Stockholder agrees to treat all Confidential Information strictly confidentially, and such Stockholder will not disclose any Confidential Information to any person or entity, except such Stockholder may disclose any such information (A) to authorized representatives of Fund Holdings and any of its Affiliates, (B) to the extent permitted by KREF in writing, (C) to its and its Affiliates’ directors, officers, managers, members, personnel, agents, counsel, accountants and other advisors who have a need to know such information (it being understood that such persons shall be informed of the confidential and proprietary nature of the Confidential Information), (D) to any potential transferee of the REIT Shares; provided that in the case of this cause (D), such Stockholder first gives KREF prompt written notice of such disclosure and such potential transferee agrees to treat all Confidential Information strictly confidentially and not use such Confidential Information for personal benefit, in each case to the same extent as if a party hereto, or (E) to any person or entity to the extent requested by a governmental or regulatory authority of competent jurisdiction or as the law or legal process requires disclosure by such Stockholder; provided that in the case of this clause (E), such Stockholder, (x) to the extent legally permitted, first gives KREF prompt written notice of any such requirement, discloses no more information than is so required in the opinion of competent legal counsel, and cooperates fully with any efforts by KREF or its Affiliates to obtain a protective order or similar confidentiality treatment for such information and (y) shall not be required to notify KREF in connection with any disclosure of Confidential Information to any governmental agency or other regulatory authority having jurisdiction over such Stockholder or any of its Affiliates in connection with routine supervisory examinations or investigations by any such agency or authority.  Such Stockholder agrees to take reasonable measures to restrain itself from unauthorized uses or disclosure of the Confidential Information.

(b)                                 Such Stockholder acknowledges that such Stockholder is aware that applicable securities laws place certain restrictions on any Person who has received material, non-public information concerning a public company with respect to purchasing or selling securities of such public company or from communicating such information to any other Person and that Confidential Information may include such material, non-public information.

5.14                        Specific Performance.  Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages.  Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

5.15                        Subject REIT Shares.  Each Stockholder hereby agrees and acknowledges that each of the REIT Shares acquired by the Stockholder pursuant to such Stockholder’s Subscription Agreement or pursuant to the exercise of the rights set forth in Section 2.02, including for the avoidance of doubt, any such REIT Shares acquired after the date of this Agreement, are subject to this Agreement.

5.16                        Termination.  This Agreement shall terminate and cease to be of any force or effect on the earlier to occur of (a) a Public Listing and (b) dissolution of KREF; provided however, in the case of termination under clause (a), (i) the provisions of Section 3.04 and Section 3.05 shall survive until the date that is 180 days following a Public Listing, (ii) the provisions of Section 4.02 shall survive until the expiration of the Repurchase Period and (iii) the provisions of Section 4.03(a) granting Fund Holdings the right to nominate directors shall survive until Fund Holdings and its Affiliates no longer own at least 25% of the outstanding REIT Shares; provided, further, however, that the provisions of Article V shall survive any termination of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

KREF (with respect to all provisions herein other than Article III):

KKR REAL ESTATE FINANCE TRUST INC.

By:	/s/ William Miller
	Name:	William Miller
	Title:	Chief Financial Officer and Treasurer

[Signature Page to Stockholders Agreement]

FUND HOLDINGS:

KKR FUND HOLDINGS L.P.

By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

By: KKR Group Holdings L.P., its general partner

By: KKR Group Limited, its general partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Director

[Signature Page to Stockholders Agreement]

KKR Manager (solely for purposes of Section 4.04 and Section 4.05(l)):

KKR REAL ESTATE FINANCE MANAGER LLC

By:	/s/ Christen Lee
	Name:	Christen Lee
	Title:	Vice President

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

KKR REAL ESTATE TRUST FEEDER L.P.

By: KKR KREF Feeder GP LLC, its general partner

By:	/s/ Jason Carss
	Name:	Jason Carss
	Title:	Assistance Secretary and Authorized Person

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

Lake Tahoe III, L.P.

By: Lake Tahoe III GP, Inc.
Its: General Partner

By:	/s/ Joseph P. Olszak
	Name:	Joseph P. Olszak
	Title:	Senior Vice President

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

TREA II AIV NON-ERISA, L.P.

By: Townsend Alpha Manager II, LLC, the General Partner

By:	/s/ Joseph P. Olszak
	Name:	Joseph P. Olszak
	Title:	Vice President & Secretary

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

TREA II AIV ERISA, L.P.

By: Townsend Alpha Manager II, LLC, the General Partner

By:	/s/ Joseph P. Olszak
	Name:	Joseph P. Olszak
	Title:	Vice President & Secretary

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

TACTICAL VALUE SPN-KREF HOLDINGS L.P.

By: Tactical Value SPN-SPV GP LLC, its general partner

By:	/s/ William J. Janetschek
	Name:	William J. Janetschek
	Title:	Vice President

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

SA Special Situations Partnership, L.P.

By: SA Special Situations General Partner, LLC
Its: General Partner

By:	/s/ Joseph P. Olszak
	Name:	Joseph P. Olszak
	Title:	President and Secretary

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

THE TRAVIS AND ZAKARY TAUBE 2002 IRREVOCABLE TRUST

By:	/s/ T.N. Taube
	Name:	T.N. Taube
	Title:	Trustee

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

TAUBE FAMILY TRUST

By:	/s/ T.N. Taube
	Name:	T.N. Taube
	Title:	Trustee

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

DIANNE M. TAUBE

By:	/s/ Dianne M. Taube
	Name:	Dianne M. Taube
Title:

[Signature Page to Stockholders Agreement]

STOCKHOLDERS:

GARY BRINSON

By:	/s/ Gary Brinson
	Name:	Gary Brinson
Title:

STOCKHOLDERS:

TFT PARTNERS, LLC

By:	/s/ Kenneth Marciano
	Name:	Kenneth Marciano
	Title:	CFO

STOCKHOLDERS:

MAKENA CAPITAL HOLDINGS B, L.P.

By: Makena Capital Management, LLC, its general partner

By: SS&C Technologies, Inc., pursuant to a limited power of attorney

By:	/s/ Michael Wu
	Name:	Michael Wu
	Title:	Manager — Investor Services

STOCKHOLDERS:

NAN SHAN LIFE INSURANCE CO., LTD.

By:	/s/ Nan Shan Life Insurance Co., Ltd.
	Name:	Nan Shan Life Insurance Co., Ltd.
Title:

STOCKHOLDERS:

GPF REAL ESTATE CO-INVESTMENT L.P.

By:	/s/ Dave Sauvarin
	Name:	Dave Sauvarin
	Title:	Director
For: Lake Erie Real Estate General Partner Limited, as the General Partner of GPF Real Estate Co-Investment L.P.

STOCKHOLDERS:

THE PRESIDENT AND BOARD OF TRUSTEES OF SANTA CLARA COLLEGE

By:	/s/ John Kerrigan
	Name:	John Kerrigan
	Title:	Chief Investment Officer

Annex A

Illustrative Calculation

[see attached]

KKR Real Estate Finance Trust Inc.

Ratchet Illustrative

March 28, 2016

(in millions, except per share amounts or otherwise stated)

	Shares	Value	Per Share
GAAP Book Value
December 31, 2015	13.6	$282.3	$20.70
Distributions	—	(5.6)	(0.41)
Contributions	2.0	40.0	20.00
CMBS mark-to-market	—	(10.1)	(0.65)
Undistributed income	—	4.0	0.26
March 31, 2016	15.6	310.5	19.86
Less: Dividend with respect to the quarter		(4.0)	(0.26)
GAAP Book Value as of March 31, 2016, ex-dividend	15.6	306.5	19.60
Fair value adjustment of the Loan Portfolio	—	1.6	0.10
Adjusted Book Value as of March 31, 2016	15.6	$308.1	$19.70

Deficiency Amount (MIN[$306.5mm,$308.1mm ] - [$20.00 * 15.6mm shares])	15.6	$(6.2)	$(0.40)

Per Share Deficiency Amount ($6.2mm * 32.2% / 9.5mm)	9.5	$2.0	$0.21

Reimbursement amount, based on Investor’s Subscribed REIT Shares	5.0	$1.1	$0.21

REIT Shares issued, in thousands ($1.1mm / MIN[$19.60,$19.70])	53.8	$1.1	$19.60

Capital	USD	shares	%
Investors	$190.1	9.5	32.2%
KKR	400.0	20.0	67.8%
Total	$590.1	29.5	100.0%

Investor’s Subscription	$99.9	5.0	16.9%